Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 25, 2015 / 02:00PM GMT

OVERVIEW:
Co. reported 4Q14 total sales of $2.48b, net income of $239m and adjusted diluted EPS of $1.16. Expects FY15 sales to be $9.21-9.45b and diluted EPS, excluding acquisition costs, to be $3.30-3.50. Expects 1Q15 sales to be $2.15-2.20b and diluted EPS, excluding acquisition costs, to be $0.69-0.74.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

CORPORATE PARTICIPANTS
Randy Guiler Dollar Tree Inc - VP of IR
Bob Sasser Dollar Tree Inc - CEO
Kevin Wampler Dollar Tree Inc - CFO

CONFERENCE CALL PARTICIPANTS
Max Aggrey UBS - Analyst
Anthony Chukumba BB&T Capital Markets - Analyst
Charles Grom Sterne, Agee & Leach, Inc. - Analyst
Matt Nemer Wells Fargo Securities, LLC - Analyst
Tiffany Kanaga Deutsche Bank - Analyst
Dan Wewer Raymond James & Associates, Inc. - Analyst
John Golias Jefferies & Co. - Analyst
John Gally Jefferies & Co. - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Dollar Tree Inc. fourth-quarter earnings conference call.

Today's conference is being recorded.

At this time, I'd like to turn the conference over to Mr. Randy Guiler, Vice President, Investor Relations. Please go ahead, sir.

Randy Guiler - Dollar Tree Inc - VP of IR

Thank you, Dana. Good morning, and welcome to our conference call to discuss Dollar Tree's performance for the fourth quarter and full-year fiscal 2014. Our call today will be led by our CEO, Bob Sasser, who will share insights on our performance and an update on our business initiatives. Kevin Wampler, our CFO, will then provide a more detailed review of our financial performance, and details related to our initial outlook for 2015.

Before we begin, I would like to remind everyone that various remarks that we will make about future expectations, plans and prospects for the Company constitute forward-looking statements for the purposes of the safe harbor provision under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of various important factors included in our most recent press release, most recent current report on Form 8-K, quarterly report on Form 10-Q and annual report on form 10K, which are on file with the SEC. We have no obligation to update our forward-looking statements and you should not expect us to do so.

Unless otherwise noted, all margin, net income, and earnings comparisons presented today exclude the impact of the Family Dollar stores acquisition related costs for the fourth quarter and full year. Acquisition related costs for the fourth quarter and full year are included in the adjustments column of our income statement, included in today's earnings release.

At the end of our prepared remarks, we will open the call to your questions. Please limit your questions to one and one follow-up question if necessary.

Now I will turn the call over to Bob Sasser, Dollar Tree's Chief Executive Officer.

Bob Sasser - Dollar Tree Inc - CEO

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

Bob Sasser - Dollar Tree Inc - CEO

Thanks Randy. Good morning, everyone.

This morning, we announced Dollar Tree's results for the fourth quarter and full-year fiscal 2014. For the quarter, same-store sales on a constant currency basis increased 5.6%. Total sales grew 10.8% to $2.48 billion. Operating income increased by $42.1 million, or 12.1%, and operating margin for the quarter was 15.8%, a 20 basis point improvement from the prior year's fourth-quarter.

Net income increased 12.2% to $239 million, and adjusted earnings per diluted share increased 13.7% to $1.16, compared with fourth-quarter 2013 earnings of $1.02 per diluted share. For the full-year fiscal 2014, total sales increased 9.7% to $8.6 billion.

Same-store sales on a constant currency basis increased 4.4% as a result of a 3.4% increase in traffic, and a 90 basis point increase in average ticket. Operating income increased by $98.4 million to nearly $1.07 billion. Operating margin was a sector leading 12.4%, a four basis point increase versus the prior year.

Net income was $645.6 million, compared with $596.7 million last year. And adjusted earnings per diluted share was a record $3.12, an increase of 14.7% compared with $2.72 per diluted share last year.

I'm extremely proud of our team's performance in the fourth quarter and throughout 2014. We have great momentum in our business as we serve a very loyal and growing customer base. In fact in 2014, for the first time in Company's history, we exceeded 1 billion customer transactions in a year.

Our results continue to validate that Dollar Tree is part of the solution for millions of consumers as they strive to balance their household budgets. Our merchants continue to deliver product that exceeds customer expectations, and our store teams consistently provide a clean, fun, and friendly shopping experience.

Our focus continues to be on serving our existing customers better, while taking every opportunity to gain a new customers in every store, every day. Our operating margin continues to lead the discount retail sector, while our values are greater than ever, and our prices, as always, are just $1 per item.

Our customers know that at Dollar Tree you can splurge. Yes, you can afford it at Dollar Tree. Same store sales were solid, and accelerated throughout the quarter.

Performance in the home, seasonal, and basics divisions were tightly grouped, and our sales increase resulted from strength in both basic consumables and discretionary products. Top-performing categories included party supplies, household products, and food.

Additionally, sales performance in the fourth quarter was relatively consistent across the country, with all zones achieving positive same-store sales increases. Our merchandising teams put together a terrific plan for the fourth quarter, and the store teams worked together to execute the plan.

Immediately following Halloween, the stores transitioned swiftly for the upcoming holidays. When our doors opened on November 1, store presentations boldly communicated Dollar Tree was the go-to store for our customers' Thanksgiving and Christmas needs.

In early November, we focused on the first of the month consumables, including Thanksgiving related foods like chicken broth, vegetables, and soups. We placed emphasis on taking care of the customer needs related to holiday meals with baking basics, mixing bowls, foil pans, Turkey basters and food storage containers, and we addressed the customers' needs related to holiday entertaining with catering trays, bowls, and servers.

Our home for the holidays promotion featured dinnerware, glassware, table linens and snack foods like cookies, mints, and party mix, all for a $1. Immediately following Thanksgiving, our stores made a swift transition to holiday decorations, toy land, and great gift ideas.

This year, merchants and storage worked together to build upon last year's introduction of the last 10 days strategy, by bringing all of the last-minute categories together and remerchandising the front of the store with a purpose. Our goal is to be the gift supply headquarters for items like holiday tins, gift bags, tissue, wrapping paper, scissors, and tape.

If you need to wrap it, bag it, box it, or tag it, Dollar Tree is the store for you. In addition to our seasonal energy, throughout the quarter our stores continued to highlight and promote our million-dollar brands that provide great values to our customers. These are brands they know and trust, like Bounty paper towels, Crest toothpaste, and many more.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

Following the Christmas holidays, our stores transitioned quickly to party supplies for the big game season. At Dollar Tree, we operate in an environment of continuous improvement. Always striving to improve from season to season.

We ended the year with our inventory clean, well-balanced, and stores prepared for the new fiscal year. Our Valentine's Day season was terrific, and our sell-through was solid.

Looking forward, we're positioned for increased relevance to our customers, sustained growth, and improved profitability. We have many opportunities to continue growing and improving our businesses through opening more stores, increasing the productivity of all stores, and further developing our newest formats, new markets, and new channels as growth vehicles.

In the fourth quarter we opened 90 new stores and we relocated and expanded six existing stores, for a total of 96 projects. For the full-year 2014, we exceeded our new store targets of 375 stores, and opened 391 stores. Total square footage increased 7.4% over the prior-year, and we ended the year with a total of 5,367 stores across 48 states and five Canadian provinces.

I'm extremely pleased with improvements in our inventory management. In 2014, we added 391 new stores, and 3.2 million selling square feet. Yet our overall inventory dollars remained essentially flat to the prior-year, and our inventory turns improved approximately 30 basis points. Our seasonal sellthrough was strong, our basic in-stock was maintained. And when the customers were shopping, our stores were ready.

Thanks to the efforts of our merchant, logistics, and store teams, we started FY15 on plan with clean inventories, well prepared to support first quarter 2015 sales plans.

For the full-year 2015, our plan includes the opening of approximately 400 new stores and 75 relocations for a total of 475 projects across the US and Canada. Square footage is planed to increase 7.2% over FY14.

In addition to new stores, we continue to execute our strategy on improving productivity in our existing stores. The components of this strategy include, first of all, category expansions. Our customers are finding more value as we continue to rationalize and expand assortments in pet supplies, hardware, healthcare, beauty, and eyewear, as well as home and household products.

Customers are continuing to respond to favorably to our powerful and relevant seasonal and party presentations. Our seasonal assortments continue to create merchandise energy, as our storefronts change with the seasons.

At Dollar Tree, we strive to own the seasons at the $1 price point. Store teams continue to focus on customer engagement in our stores and especially at the checkout counters to drive impulse and related item sales.

We are keenly focused on providing value, and a shopping experience that exceeds the expectations of every customer in every store, every day. Being first of the month ready is important to our customers. Our merchants and store associates place increased emphasis on displays of basic consumable core items at the first of each month, when more customers are shopping for their basic needs.

Additionally, we are continuing the expansion of our frozen and refrigerated category. In the fourth quarter, we installed freezers and coolers in 82 additional stores, bringing our 2014 total to 473 additional stores. We currently offer frozen and refrigerated product in 3,621 stores, with plans to continue adding this important category to more stores.

Frozen and refrigerated merchandise is generally lower margin, but it is faster turning, more frequently purchased, and the increase in shopping frequency provides Dollar Tree the opportunity to drive incremental sales across all categories, including the higher margin discretionary product. Most importantly the product serves the needs of our customers.

In addition to new Dollar Tree stores in the US, Dollar Tree Canada and Deals are key brands in our portfolio, and key components of our growth strategy. In fourth quarter, we continued to grow our store count in Canada by adding five new stores. For the full-year 2014, we added 30 net new stores, expanding two stores, and ended the year with a total of 210 Dollar Tree Canada stores.

We are building the merchant and store teams in Canada to better serve the Canadian customer. Leveraging the buying power of Dollar Tree, our merchants are sourcing higher value product, and our Canadian customers are finding broader, more exciting assortments, and better values in the stores.

We are pleased with the progress we're making in Canada, and in fact, the fourth quarter comp for Dollar Tree Canada was it strongest quarter yet. We have significant growth potential in Canada. We're confident the Canadian market will support up to 1,000 Dollar Tree stores, and this is in addition to the 7,000 store potential for Dollar Tree in the United States. We want to be recognized by customers as the leading retailer in Canada, at the single price point of CAD1.25, just as we're in the US at the $1 price point.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

Our Deals format further extends our ability to serve more customers by lifting the restriction of the $1 price point, we have the opportunity to serve more customers with more categories. Deal stores provide low prices on everyday essentials, party goods, seasonal, and home product. The stores operate using a multiple price point strategy, and they have the potential to generate higher store volume with a higher average ticket. We ended the year with a total of 219 Deal stores.

In addition to Dollar Tree, Dollar Tree Canada, and Deals, our online business at Dollar Tree Direct is growing in size and performance. Dollar Tree Direct provides an opportunity to broaden our customer base, drive incremental sales, expand brand awareness, and attract more customers into our stores.

In the fourth quarter, we significantly enhanced the functionality of the site search feature on our website. Now, when customers search for a specific product, they're provided relevant and related content for the product, including videos, craft sheets, ratings, and reviews. Our Dollar Tree customers our crafty, savvy, frugal, and connected, and this enhanced site search functionality plays to all of those traits.

Also in Q4, Dollar Tree Direct introduced the Holiday and Christmas section of our website. This section has provided a video, an interactive game, and many great holiday crafting gift ideas. Based on the number of customers, both old and new, that flocked to the site, we know it was a big hit.

We continue to leverage social media to connect with customers. A few examples of our growth into the loyalty program called the Value Seekers Club, which has grown nearly 80% over the past 12 months.

Our email subscriber database has grown 26%, and our Facebook fanbase has increased by 31%. Social media continues to provide tremendous opportunities to communicate about exciting events and great products, both in our stores and online. Whether customers prefer to contact Dollar Tree Direct via their phones, their tablets, their laptops, or their desktops, we're ready and able to connect with them.

We continue to be very pleased with the growth of both sales and visitors to our Dollar Tree Direct business. Please check us out DollarTree.com.

Now, I'll turn the call over to Kevin to provide more detail on our financial metrics, and our initial outlook for 2015.

Kevin Wampler - Dollar Tree Inc - CFO

Thank you, Bob.

As Bob mentioned, our adjusted fourth quarter earnings increased 13.7% to $1.16 per diluted share. Once again, we are very pleased with another quarter of strong same-store sales. Our constant currency 5.6% comp sales performance was composed of a 5% increase in traffic, and a 0.5% increase in average ticket. Geographically our performance was strongest in the Midwest and Southeast, as well as markets where we cycled significant weather disruptions from a year ago.

In our previous 8-K, we announced our same-store sales for the first two months of the quarter was 5.2%. January was our strongest comp month of the quarter, as we were cycling a large number of weather-related store closings from the prior-year.

Starting with gross profit, our gross profit margin was 37.1% during the fourth quarter, compared with 36.9% in the prior year fourth-quarter, an increase of 20 basis points. The improvement was a result of the following: We gained 30 basis points of leverage on occupancy and distribution costs resulting from the strong same-store sales. We experienced higher initial markup and reduced markdowns across many categories. The higher IMU reflects continued improvement in sourcing, and the flexibility of our merchandise model.

Overall merchandise mix contributed to margin rate, however was offset by our commitment to provide greater value to consumers in order to drive traffic and capture share. We continue to be pleased with the results we're seeing. Freight costs as a percentage of sales increased, as domestic trucking rates were higher, reflecting the effect of industry-wide driver shortages. The increase was partially offset by lower diesel costs.

Excluding acquisition related costs, SG&A expenses were 21.3% of sales for the quarter, flat compared to the fourth-quarter, last year. Payroll related expenses increased 25 basis points for the quarter, as store bonuses, retirement plan contributions, and incentive compensation increase based on the Company's strong performance. These were partially offset by reduced store payroll due to improved productivity and lower workers compensation expenses.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

Store opening and corporate costs improved in areas of utilities, repairs and maintenance, store supplies, legal fees, and depreciation, offsetting the payroll expense increase.

Adjusted operating income increased $42.1 million compared to the fourth quarter, last year, and adjusted operating margin improved 20 basis points to 15.8%. For full-year 2014, our operating margin was 12.4%, consistent with last year despite persistent freight costs headwinds related to the domestic driver shortages in the trucking industry.

The tax rate for the quarter was 36.6%, versus 37.2% in the fourth quarter last year. This decrease was due to the reenactment of the work opportunities tax credit for 2014 in the fourth quarter. For the full fiscal year, the tax rate was 37.3%, compared with 37.5% in 2013.

Looking at the balance sheet, cash and cash equivalents at year end totaled $864.1 million, versus $267.7 million at the end of FY13. Our consolidated inventory at year end was flat to last year, while selling square footage increased 7.4%. Consolidated inventory per selling square foot actually decreased 6.9% and our inventory turn improved 30 basis points to 4.4 times for the year. We believe the current inventory levels are appropriate to support scheduled new store openings, and our sales initiatives for 2015.

The Company uses a retail inventory method to sign costs to store inventories. In FY10, the Company made an inventory accounting change for its US operations, going from one inventory pool to approximately 30. Effective February 1st, 2015, the first day of FY15, the Company will adopt the same method for our Canadian operations.

This change will facilitate improved decision-making and further enhance our assortment planning process. The Company expects to record a non-recurring, non-cash charge to gross profit and a corresponding reduction in inventory at cost of approximately $3 million, or $0.01 per diluted share for the first quarter of 2015. This impact is included in our guidance. There will be no effect on prior periods related to this change in inventory accounting.

Capital expenditures were $71.2 million in the fourth quarter of 2014. This compares with $46 million in the fourth quarter last year. For the full-year 2014, capital expenditures were $325.6 million, which was below our prior expectation of $360 million to $370 million and compares with $330.1 million in 2013.

For 2015, we are currently planning consolidated capital expenditures to range from $465 million to $475 million. Capital expenditures are focused on new stores and remodels, including additional [fee] development stores, the addition of frozen or refrigerated capability to approximately 320 stores, IT system enhancements, the construction of a new South East Distribution Center, and the expansion of our current Olive Branch, Mississippi distribution center. Please note that upon condition of the Family Dollar transaction, we may reconsider our 2015 capital expenditure plan based on a comprehensive review of the combined distribution network and related capacity.

Depreciation and amortization totaled $54.4 million for the fourth quarter, versus $50.3 million in the fourth quarter of last year. For 2014, total depreciation was $205.9 million, a 4 basis point improvement from last year. For 2015, depreciation and amortization is estimated to range from $215 million to $225 million.

Our initial outlook for guidance for 2015 includes the following assumptions: We anticipate that freight costs will continue to be a headwind to gross margin for the year based on continued pressure on freight rates. We're budgeting lower diesel fuel costs than a year ago. As you have noticed, weather has presented early challenges throughout most of our Northern and Mid-Western areas to this point in the first quarter.

Easter will be two weeks earlier than the prior year, which represents an estimated $8 million headwind to sales. We are pleased to see an agreement was reached last weekend related to the West Coast ports. We may continue to experience some product delays as the port congestion is relieved in the upcoming months.

The previously mentioned non-cash charge of $0.01 per diluted share related to the inventory accounting change, and we do not anticipate any share repurchases in 2015, and we cannot predict future currency fluctuations, so we do not adjust our guidance for any potential changes in currency rates. Our guidance also assumes a tax rate of 38.4% for the first quarter, and 38.3% for the full year.

Weighted average diluted share counts are assumed to be 206.9 million shares for the first quarter, and 207.1 million shares for the full year.

For the first quarter 2015, we are forecasting sales to range from $2.15 billion to $2.20 billion, and diluted earnings per share, excluding acquisition costs, in the range of $0.69 to $0.74, which would represent a 3% to 10% increase compared to the first quarter of 2014 earnings of $0.67 per diluted share. The sales range implies a low- to mid-single-digit comparable store sales increase, and 6.9% square footage growth.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

Additionally, we have not included any acquisition related costs in our first quarter guidance, as we cannot currently forecast the timing of when these costs will be incurred. For the full fiscal year of 2015, we are forecasting sales in the range of $9.21 billion to $9.45 billion, based on a low to low-mid single digit increase in same-store sales and 7.2% square footage growth.

Diluted earnings per share, excluding acquisition related costs, are expected to range from $3.30 to $3.50. This represents an increase of 6% to 12% over 2014 earnings per diluted share, excluding acquisition related costs of $3.12.

Before I turn the call back over to Bob, I did want to address one question that some of you expressed. Following the completion of the Family Dollar transaction, we will adopt segment reporting. This will provide you with visibility into the performance of both Dollar Tree and Family Dollar on a standalone basis.

I will now turn the call back over to Bob.

Bob Sasser - Dollar Tree Inc - CEO

Thank you very much, Kevin. Before going to Q&A, I want to make a few comments on our pending acquisition of Family Dollar. I'll tell you that we're more enthusiastic about the transaction today than when we originally announced our merger agreement in late July. We are extremely encouraged to see the overwhelming support from Family Dollar shareholders on their January 22nd vote.

Their approval was a crucial step in our moving forward with the transaction that will create the leading discount retailer in North America. I am pleased that throughout the process, Dollar Tree remained committed to it's strategy, and was able to gain shareholder approval without increasing our offer.

I would like to personally commend Family Dollar's team members for their efforts over the past seven months. While the reported results have not been stellar, we acknowledge that they have been operating through unique circumstances, with great uncertainty regarding the future of the Family Dollar business, and we're eager to welcome Family Dollar associates to the Dollar Tree team. We appreciate the dedication and efforts of Family Dollar's associates throughout the integration planning process, and we look forward to working together to further grow and improve the Family Dollar brand.

The strategic rationale for this combination is powerful. We're combining two very large companies with more than 13,000 stores, achieving almost $19 billion in sales and more than $2 billion in adjusted EBITDA. We're combining two established and respected brands in the most economically resilient sector of retailing. The discount retail sector has flourished through all economic cycles.

We're combining two complementary business models across fixed and multi-price strategies, creating the ability to serve a broader range of customers and geographies. The Dollar Tree target customer is largely a suburban customer, while the Family Dollar customer is largely urban and rural. We're combining complementary merchandise expertise, adding the Family Dollar strength in name brand consumable products to the Dollar Tree variety, seasonal, and discretionary product, and global sourcing power.

This combination generates significant, immediate opportunities for operational improvement, and near-term opportunities for synergies. We have identified the opportunity to realize at least $300 million in annual run rate hard cost synergies by the end of year three. We've categorized these synergies into four primary categories, and I have ranked them in order of magnitude.

First is sourcing and procurement. Opportunities here will include lower cost of products through leveraging the size of our buys, rationalizing our vendor base, driving scale with common vendors, increasing direct to factory sourcing, and increased efficiencies through global sourcing and a supply chain.

Second is format optimization. We will operate and grow both banners, and we plan to re-banner stores selectively, to better match the brand to the market demographic, and to improve productivity of the store. Most of the early rebannering will be Family Dollar stores to Dollar Tree stores.

Next is reduced overhead. Overtime, we will reduce cost for shared services, reducing redundant public company and board cost, and through systems integrations. And last, distribution and logistics. Through scale and operational efficiency, we expect to reduce inbound and outbound freight costs, both domestic and international.

Additionally, primary areas of our initial focus will include, first of all, the customer. A focus on the needs of the value customer, and delivering the merchandise assortment that serves their needs and their wants. This will include a mix of name brand and private label basics, alongside variety and seasonally relevant product. We will continue to return to EDLP, and delivering value at competitive prices.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

Second, productivity. We will focus on improving sales per foot and inventory productivity by expanding high performing categories, and eliminating products that do not meet our sales and profitability threshold. We plan to focus on the customer experience and improving the table stakes by developing plans to consistently deliver the promise of a bright, clean, and friendly store to shop. We will be tracking key metrics to monitor progress.

We plan to focus on reducing field management turnover, and providing appropriate incentives to the people who directly serve our customers. We plan to improve our new store remodeling expansion performance, with a keen focus on profitability, improvement, and metrics and ROIC.

Overall, we will bring a disciplined approach to driving a key strategic initiative and a performance oriented culture to the larger Company through improved communication, analysis, collaboration, and incentives. We're confident that placing our initial emphasis in these areas can materially enhance operating performance of the Family Dollar brand through improvements in sales, margins, expense control, and greater customer satisfaction.

I'll tell you that both companies are ready to integrate. The lengthy delays through this process have afforded us a significant amount of time to focus on integration planning. Our integration management office is comprised of 10 functional teams that have detailed strategies, objectives and tasks with assigned milestones for achieving these tasks.

Our functional teams are dedicated to cost of goods sold, supply chain, indirect spending, merchandising, finance, human resources, information technology, general and administrative costs, including legal, internal audit, and others, real estate, and store operations. Our team is incredibly excited about this transformational opportunity to grow our business for the long-term by adding the Family Dollar banner to the Dollar Tree portfolio of brands.

As always, we will manage this business with a focus on what is best for our stakeholders, including our customers, our vendor partners, our associates, and importantly, our long-term shareholders.

Now back to Dollar Tree. As I previously mentioned, I am extremely proud of the team's fourth-quarter and full-year performance, and I'm incredibly excited about Dollar Tree's future. The Dollar Tree business model is powerful, flexible, and more relevant than ever. Providing extreme value to customers while recording record level of earnings. Our model has been tested by time, and validated by history.

For seven consecutive years, quarter after quarter, Dollar Tree has delivered same-store sales increases of more than 1% every single quarter. Consumers are looking for value no matter the state of the economy.

For six consecutive years, our annual gross margin rate has exceeded 35%. At Dollar Tree we're in control of our gross margin rate. It's all about the mix, and having an extremely disciplined approach to sourcing product for our stores. We have consistently delivered solid margin rates through both inflationary and deflationary cycles.

Our expenses are managed effectively, focused on overall returns. And as a result of driving sales, managing margins, and controlling expenses, we have delivered five consecutive years of double-digit operating margins that continue to lead the discount retail sector.

We remain committed to the concept our customers love, and we're positioned for continued profitable growth for many years ahead. We have a talented management team that has a long history of retail success, and importantly, with the addition of Family Dollar, we will be a bigger, stronger, and more diversified business. Better able to serve more customers in more markets, with exactly what they're looking for; great value.

It's a great time to be Dollar Tree. Our inventories are clean and fresh, the shelves are full of the right product for the first half of 2015, and our values have never been better.

Operator, we're now ready for questions.
QUESTION AND ANSWER

Operator

(Operator instructions)

Michael Lasser, UBS.

Max Aggrey - UBS - Analyst

This is Max Aggrey on for Michael Lasser. Thanks a lot for taking our question.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

As we kind of look at the full-year and your operating margin, you have performed pretty solid gross margins. But, as you are bringing on Family Dollar, how should we start to look at that? Especially as you're going through the heavy lifting of the integration, starting with banners and systems, before we get to some of the logistical synergies?

Thank you.

Kevin Wampler - Dollar Tree Inc - CFO

Max, this is Kevin.

Obviously, we're not at a point to specifically speak to those types of metrics at this point in time. As Bob pointed out, there is a lot of integration work being done, and teams comprised of folks from both organizations working very hard, determining where the efficiencies can be gained and taking the best practices from both companies, and looking at the way we can improve. Obviously, we talked about it. We talked about a $300 run-rate synergies at the end of year three, and beyond what we've said today, we're not really ready to say anything else as it relates to specific numbers of the ongoing combined organization.

Max Aggrey - UBS - Analyst

Okay, thank you. And also, just with your online business. It seems like you have been doing a lot of great performance there, with Dollar Tree Direct. And you mentioned that the demographics of that customer might be a little different. Could you maybe expand a bit on that?

Bob Sasser - Dollar Tree Inc - CEO

Well, I think the demographics are middle America. It's people looking for value. In addition to that, it's small businesses, it's organizations that we need larger quantities. They may need full case quantities. Our average ticket on the online business is much higher. It is much higher than it is in our stores. So it's really a broad swath of middle America with small business, and organizations, and schools, and individuals that just may need a little extra for a party or just see the great values that we have.

In addition to that, Max, it's a terrific opportunity for us to connect with our customers directly. To understand who our customers are, to communicate through our value seekers club. To know who they are, what they want, and what they want to buy, and to share with them our upcoming promotional events, what's new in our stores and just the Dollar Tree and Deal$ story. So, it really serves both means, to sell product, to serve the customer, and also to continue to drive home the Dollar Tree brand.

Max Aggrey - UBS - Analyst

Thanks a lot. I really appreciate it

Operator

Anthony Chukumba, BB&T Capital.

Anthony Chukumba - BB&T Capital Markets - Analyst

Thanks for taking my question.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

My first question was, could you give us a little bit of an update on Deal$? I know you mentioned that Dollar Tree Canada had it's strongest comp yet, and I just was wondering if we could get just a little more color on how Deal$ performed in Q4?

Bob Sasser - Dollar Tree Inc - CEO

Sure. I would be happy to do that.

First of all, we ended the year with 219 Deal$ stores, and we don't break out our comps separately, but I would tell you that our comps were single-digit positive in our Deal$ stores. As the trend has been, we have a merchandise mix of both consumables and discretionary products that is more consumable than discretionary in our Deal$ stores.

In the fourth quarter, of course, with all of the holiday needs and all of the holiday variety merchandise that we have in those stores, consumables were 56.4%, which is down a little bit. It's usually about 60%. And our non-consumables up a little bit, 43.6%. So, because of the holiday, we're able to sell a little more discretionary and seasonal product in our Deal$ stores. The basket, the average ticket of basket is, when we had items that are greater than $1, was $15.62.

And more than half of all transactions, 52.3% had items greater than $1 in them. So our customers are understanding the merchandise, and they're understanding the assortment, they are responding appropriately. Average unit retail -- average retail of one item that they bought was $3.35 in our Deal$ stores. And the greater than $1 item represented 51% of the Deal$ total sales.

I will tell you that our strongest sales growth comps by category in the Deal$ business in fourth quarter were Christmas textiles, cleaning supplies, household plastics had a terrific quarter, and our electronics department, driven by phone and tablet accessories, did very well in the fourth quarter.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay, that's really helpful color. And then just one quick follow-up.

You mentioned the possibility of rebranding, or just changing some Family Dollar stores to Dollar Tree, and maybe even doing some visa versa. What about Deal$? Would you consider any -- changing any Deal$ locations to Family Dollar, or Family Dollar locations to Deal$?

Bob Sasser - Dollar Tree Inc - CEO

I think so. We have not run those models yet, as opposed to -- what we have done is we have taken our real estate model and run the Family Dollar stores through them, especially on the lower performing Family Dollar stores, to see how they would perform as a Dollar Tree.

And that has been our first priority, was to take a look at the Family Dollar -- underperforming Family Dollar stores that would perform better as a Dollar Tree stores. But Deal$, certainly. Deal$ to Family Dollar, Family Dollars to Deal$ certainly could be a part of the future, also.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay. That's very helpful. Thank you.

Operator

Charles Grom, Sterne Agee.

Charles Grom - Sterne, Agee & Leach, Inc. - Analyst

Good morning. Great quarter. Just when we look at 2015, how should we think about the puts and takes on the gross profit margin front? And looking ahead even, maybe, into 2016, at what point do lower energy costs to start to help you out on the sourcing side?

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

Kevin Wampler - Dollar Tree Inc - CFO

Chuck, as we look at it in 2015, we're thinking about the fact that as we've said, freight rates in general are going to continue to be higher for us in the sense of we took certain rate increases last year for certain distribution centers. We have some distribution centers this year that will take rate increases, as well.

Obviously the offset is -- the partial offset is the fact that diesel is, today, running roughly $2.90, versus last year in Q4 it was about $3.85. So it is down significantly, which is a help to offset it.

I think we look at the fact that we want to continue to drive sales. You have seen, we have had some great success this year with investing in some brand products or wow items to our consumers. They're brands they know, brands that they love to be able to get at that $1 price point.

Our merchants have done a great job of sourcing those items and putting them in. So, we'll continue to look at that as driving sales. On an overall basis, next year, I think again at a low to low-mid-single-digit comp, we'd expect to see a little bit of leverage on occupancy, as we have traditionally the last few years. So I think that, overall, depending on where freight comes out, I think that we're looking at gross profit flat to up or down 10 basis points, is the way that we think about it.

Again it's always about managing through the business. Where there are items that are freights up, we have got to find ways to offset that within our business model, and that's the way we're always thinking about it.

Charles Grom - Sterne, Agee & Leach, Inc. - Analyst

Okay that's great. Just a follow-up. In light of the Walmart news last week, and even TJ Max this morning, I'm just wondering if you feel like you need to raise your wages for your associates to stay competitive? Have you factored any of that into your guidance for this year?

Bob Sasser - Dollar Tree Inc - CEO

Chuck, we watch the industry trends carefully, and of course we're compliant with all of the state and federal regulations. But I will tell you that outside of complying with the continued changes in regulations, we have made no plans for a sweeping change to our minimum wage rates.

But we will continue to pay competitive wages, market by market, just like we always have done, based on the prevailing rates. And as always, we will work very hard to offset any wage increases and cost increases in general through increased sales and productivity enhancing initiatives that we have always been able to find.

Charles Grom - Sterne, Agee & Leach, Inc. - Analyst

Okay, great. Good luck. Thank you.

Bob Sasser - Dollar Tree Inc - CEO

Thank you.

Operator

Matt Nemer, Wells Fargo Securities.

Matt Nemer - Wells Fargo Securities, LLC - Analyst

Good morning, thanks for taking my questions. First, there was a slight change in the language around your comp guidance versus the last few years. You guided to low singles this year, a range of low single to low-single-to-mid. Just wondering what drives the confidence in the stronger sales growth this year? If you could just point to the factors that drive that?

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

Thanks.

Bob Sasser - Dollar Tree Inc - CEO

(laughter) That's a very subtle change in the language.

But I would tell you, we factor in, as always, we factor in the guidance -- especially first quarter when you're looking out across the whole year of guidance and you don't know what's coming at you, so you are always looking at where the rocks on the road may be. So you factor in what you know, and what you could expect, and what possibly could happen, and you throw that against how you feel about the strength of the Business, and the momentum that you have going into the year and all of the values that we know that we have planned, the promotions that we have planned.

I'll tell you that you could read that as we are excited about our Business. I can tell you that first quarter initiatives are more exciting than probably they've ever been. You've heard me say that before, but there really is an excitement about our Business, our Dollar Tree business, as we look forward into 2015. It is just the uncertainty out there.

So, what we have tried to do is sort of -- more than sort of, what we tried to do is described to you all of the factors that we consider that go into our guidance, and at the same time we will tell you that we're absolutely positioned dead in the crosshairs of where the value customer -- and they're all value customers now -- but where the value customer is going.

And we're more relevant than ever. I cannot tell you that -- I don't have any empirical data. But the wind feels a little bit to our back in the value sector right now, with lower gasoline prices and lower energy prices and lower diesel fuel prices and there's just a lot of lowers there that tend to help us as we accelerate our momentum going into the year.

Having said that, we'd be remiss if we did not also point out the uncertainties that we see out there. So, our guidance is our guidance. I'd like for you to believe it. I would like for you -- we have always tried to earn credibility with our guidance, and to factor in all that we know the best we can.

Matt Nemer - Wells Fargo Securities, LLC - Analyst

We're happy to see the mid-single comment in there. And then just secondly, following up on gross margin, if we just isolate the freight-related components, Kevin, how do you think that that will play out, in terms of the driver shortages versus the gas price benefit? And versus any port delay costs this year? If we exclude investments in wow brands, etc. How does that play out in 2015?

Kevin Wampler - Dollar Tree Inc - CFO

I think just to give you some direction, if we think about inbound and outbound rates, and then there's obviously the fuel component. The actual inbound and outbound rates are probably about 80% of the overall costs with the fuel piece being about 20%. So obviously, as we have talked about rates going up, fuel, being a smaller piece, but going down. So, realistically if rates continue as we expect, then we will not be able to offset all of that rate increase with the fuel decrease as we see it right now. That's why we have said within the guidance that we project that there is headwind from freight costs throughout the year.

Matt Nemer - Wells Fargo Securities, LLC - Analyst

Great thanks much.

Operator

We have time for a few more questions. We'll go next to Paul Trussell, with Deutsche Bank.

Tiffany Kanaga - Deutsche Bank - Analyst

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

Hello. This is Tiffany [Kanaga] on for Paul. Thanks for taking our question. Would you update us on your long-term store growth potential, as a standalone entity, and also as a combined one? I know you outlined the thousand stores in Canada, but any additional color would be helpful.

Bob Sasser - Dollar Tree Inc - CEO

Well, we've always -- for years and years, we have said 7,000 Dollar Tree stores and I think that, probably, if we were to update it today, we'd say that's probably on the low side. But 7,000 Dollar Tree stores in the US. Our Deal$ brand adds to that. We've never quantified it, but our Deal$ brand is an addition to the 7,000 Dollar Tree stores. And in Canada, 1,000 Dollar Tree Canada stores is -- we feel very good about growing over time to 1,000 stores in Canada.

The combined growth, all I can tell you there so far, since we have not closed on the Family Dollar deal, is what is in the public documents out there that you have seen as well as everyone else and Family Dollar has said, I think, 15,000 stores is their potential.

So to take 15,000 and add the 7,000 plus the 1,000, that's 23,000 stores. Sounds like that might be the right math on that. By the way, I think the combination of Family Dollar and Dollar Tree is, I've said it before, it's complementary. One does not trump the other. And so we can continue to grow the Dollar Tree brand in addition to growing the Family Dollar brand at the appropriate pace over time.

Tiffany Kanaga - Deutsche Bank - Analyst

Thank you so much. I appreciate it.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

Good morning, Bob.

Bob Sasser - Dollar Tree Inc - CEO

Good morning.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

Following up on your comments on format optimization, do you think that the Family Dollar locations are sufficient that they could generate the same type of sales and profit productivity as a Dollar Tree? And also, if this will give Dollar Tree an opportunity to start going into smaller markets that historically you have sidestepped?

Bob Sasser - Dollar Tree Inc - CEO

Let me see if I have understood the question. But, what we have done is on format optimization, we have taken the Family Dollar locations, and we have run them through our real estate model as if we were looking for a new Dollar Tree store. And our real estate model then predicts the success, the productivity of that store format.

We started with the lowest performing Family Dollar stores. I forget how many hundred, but it was hundreds. And we have run those through our models to come up with the initial number of stores that would benefit, we think, from moving from a Family Dollar brand to the Dollar Tree brand.

In other words, the stores would be more productive and more profitable. Likely because they're more focused on the appropriate customer. Some of the Family Dollar stores that moved into the suburban markets over the recent years are in that group. They don't do quite as well in the suburban markets. Dollar Tree does much better in the suburban markets.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

So, that's how we have looked at it. We haven't really looked the other way yet, because until we close, we wont have access to all of that data on the Family Dollar side to be able to run the Dollar Tree stores through the Family Dollar data.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

But it's your thought that the underperforming Family Dollar the stores in suburban locations and Dollar Tree type locations, could generate the Dollar Tree profit metrics?

Bob Sasser - Dollar Tree Inc - CEO

Yes that's right. That's exactly right.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

That's great, because there's a huge difference between the two.

Kevin, a quick question for you. You talk about excluding acquisition cost in the guidance. Does that include excluding the interest expense related to the acquisition?

Kevin Wampler - Dollar Tree Inc - CFO

Yes, it is. So, you would have seen for example in this quarter, in the table, the income statement. You saw the acquisition -- within the adjustment column, there was $45.8 million of interest-related costs related to the financing that was excluded. So yes.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

Great, thank you.

Operator

Dan Binder, Jefferies.

John Golias - Jefferies & Co. - Analyst

Hello, this is John Golias on for Dan. My question is on SG&A.

It was flat for the quarter despite the 5.6% comp increase, driven higher by that higher incentive compensation. So, we were a little bit surprised to see that. As you look to next year, can you give us any guidance on raising the comp leverage point? Particularly in the fourth quarter?

Kevin Wampler - Dollar Tree Inc - CFO

Yes. I think one thing that I would speak to as it relates to the fourth quarter, is the fact that, if you look at the quarter we're comparing against, last year, last year's comp, year ago fourth quarter comp was 1.2%. So obviously we underperformed. Obviously much of that was weather driven at that point in time. But it affected the incentive compensation line items. It was a benefit, basically, to the P&L at the end of the day.

This year we over performed. So there is a dichotomy between the two quarters we're comparing at the end of the day, from an SG&A standpoint. I think that is the biggest driver of why we see that. You would notice that for the year, we still leveraged SG&A by 40 basis points for the year, on our 4.3% comp.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

So I don't think the leverage point necessarily has changed overall, as it relates to SG&A. I think it was much more of a comparability issue year-over-year for that quarter as it relates to incentive based comp.

John Gally - Jefferies & Co. - Analyst

Okay, and then just one more question, another question on gross margin. Just regards to your strategy to invest more in merchandise. The gross margin inched up little bit, this quarter.

So, just wondering if there's been a little bit of a shift in this strategy? Is it just a smaller component of the movement in the gross margin, now? How should we think about your strategy, investing in merchandise, going forward?

Bob Sasser - Dollar Tree Inc - CEO

Well, that ebbs and flows. But what you saw, there, was the result of fourth-quarter.

Fourth quarter always has opportunities to show more value on higher-margin products with more of the discretionary product. Our discretionary product grew at a little faster rate than our consumer product in fourth-quarter, for example. So, while we drove a terrific comp, we drove more of the comp with discretionary variety products. That's a good thing.

But I would not read anything into the annual numbers. We've always had the strategy of, as we have got better costs or better prices, re-investing some of that, not taking it straight into gross margin, but reinvesting it into more value for the customer. That's what we see when you see the consistency of our gross profit over the years.

So, no change in the strategy. I think that what you see in there is the benefit of a terrific fourth-quarter effort and initiative.

John Gally - Jefferies & Co. - Analyst

Okay, great. Thanks. And congratulations on the great quarter.

Bob Sasser - Dollar Tree Inc - CEO

Thank you. Are there any more questions?

Operator

That does conclude today's question-and-answer session. At this time, I'd like to turn the conference back over to Mr. Randy Guiler for any additional closing remarks.

Randy Guiler - Dollar Tree Inc - VP of IR

Okay, and I just want to remind everyone that the guidance that we are providing for 2015 does not include any share repurchases.

And, thank you for joining us on today's call, and for your continued interest in Dollar Tree. Our next quarterly earnings conference call is scheduled for Thursday, May 21.

Operator

Again, that does conclude today's presentation. We thank you for your participation.

FEBRUARY 25, 2015 / 02:00PM GMT, DLTR - Q4 2014 Dollar Tree Inc Earnings Conference Call

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